[WELLS FARGO ADVANTAGE FUNDS LETTERHEAD]

April 26, 2011

Wells Fargo Variable Trust

525 Market Street

San Francisco, California 94105

Re:  Shares of Beneficial Interest of
Wells Fargo Variable Trust

Ladies/Gentlemen:

I am Senior Counsel of Wells Fargo Funds Management, LLC (the “Company”), adviser and administrator to the Wells Fargo Advantage Funds.  I have acted as Counsel to the Company in connection with the issuance and sale of shares by the Wells Fargo Advantage Funds.

I refer to the Registration Statement on Form N-1A (SEC File Nos. 333-74283 and 811-09255) (the “Registration Statement”) of Wells Fargo Variable Trust relating to the registration of an indefinite number of shares of beneficial interest in the Trust (collectively, the “Shares”).

I have been requested by the Trust to furnish this opinion as Exhibit (i) to the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that:

(a) The issuance and sale of the Shares of the Funds by the Trust has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust’s dividend reinvestment plan in accordance with the description set forth in the Funds’ current prospectuses under the Securities Act of 1933, as amended, the Shares will be legally issued, fully paid and nonassessable by the Trust.

(b) Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933 (the “Rule”), as amended, the Registration Statement does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Lawrence Hing

Lawrence Hing
Senior Counsel
Wells Fargo Funds Management, LLC